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                                                                    EXHIBIT 99.1


         NOVEMBER 3, 1999, SARASOTA, FLORIDA. RISCORP, Inc. today announced that it had signed a definitive agreement to merge with Griffin Acquisition Corp. ("Acquiror"), a company controlled by William D. Griffin, the majority shareholder of RISCORP. In the merger, holders of the Class A Common Stock will be cashed out and receive $2.85 per share in cash, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any additional amounts from Zenith Insurance Company.

         At June 30, 1999, the net book value of RISCORP was approximately $2.36 per share. The Board of Directors of RISCORP believes that the liquidation value per share of RISCORP is less than the book value per share. In addition, under the terms of the merger, Acquiror will assume all of the liabilities of RISCORP, including its pending litigation. The transaction is subject to other customary conditions, including shareholder approval and is expected to close in the first quarter of 2000.

         In addition, RISCORP announced that the Board of Directors has named Walter E. Riehemann, its General Counsel, to also fill the position of President following the recent death of Frederick M. Dawson. Mr. Riehemann's primary responsibility will be to oversee completion of the proposed transaction.

         Mr. Riehemann, the President and General Counsel of RISCORP, said: "We are extremely pleased with the proposed transaction. The $2.85 price per share represents a significant premium over net book value per share and the amount Class A shareholders would receive in a liquidation of the company. In addition, any liquidation would require a significant amount of cash to be withheld from distribution to shareholders pending resolution of outstanding liabilities. This transaction puts more cash in the hands of our shareholders and does so much faster than any other alternative."

         RISCORP completed the sale of its operating assets to Zenith Insurance Company in June 1998. Since that time, RISCORP has invested the proceeds of the Zenith sale in cash and marketable securities and has sought to resolve outstanding claims and marshall its assets, but it has not conducted any insurance or other business operations.

         The above press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "intend" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. RISCORP, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.